NEWS RELEASE

	Contacts:	Rob Capps, EVP & Co-COO Mitcham Industries, Inc. 936-291-2277
For Immediate Release		Jack Lascar / Jenny Zhou Dennard ? Lascar Associates 713-529-6600

MITCHAM INDUSTRIES PROVIDES
FISCAL 2015 FOURTH QUARTER UPDATE

Company to host conference call on Tuesday, March 10, 2015 at 8:00 A.M Central Time

HUNTSVILLE, TX – MARCH 9, 2015 – Mitcham Industries, Inc. (NASDAQ: MIND) today is providing an update for its fourth quarter of fiscal 2015 ended January 31, 2015 based on preliminary, unaudited financial results.

The rapid decline in energy prices that occurred in the second half of calendar 2014 has reduced planned capital spending within the energy industry resulting in lower seismic acquisition activity. Mitcham Industries has experienced the impact of these developments on both its revenue and earnings during its fiscal fourth quarter.

Fourth quarter leasing revenues, which were previously anticipated to be similar to the third quarter of fiscal 2015, are now expected to be below the third quarter of fiscal 2015 and below the fourth quarter of fiscal 2014, primarily due to the cancellation of anticipated projects in Canada, the impact of renegotiated pricing of Russian contracts and a one quarter delay in the start-up of a significant project in Europe. In addition, an anticipated sale by Seamap was postponed until the first quarter of fiscal 2016 due to a delay in the delivery of third-party provided items. As a result of these factors, Mitcham Industries currently anticipates fourth quarter total revenues to be between $13.0 and $15.0 million and leasing revenues to be between $8.0 and $10.0 million.

Due to generally deteriorating industry conditions, Mitcham Industries is also anticipating making an additional provision for doubtful accounts receivable. In addition, during the quarter it incurred significant foreign exchange losses as a result of the strengthening of the U.S. dollar versus the Euro, the Russian Ruble and the Colombian Peso.

As a result of the above items, Mitcham Industries expects to report a loss before income taxes of between $10.0 and $12.0 million for the fourth quarter of fiscal 2015.

In light of these results and the near-term challenges facing the seismic industry, the Company is evaluating the recoverability of certain deferred tax assets, such as loss carryovers and foreign tax credit carryovers. This evaluation could result in the establishment of a valuation allowance related to these assets.

Rob Capps, Executive Vice President, Chief Financial Officer and Interim Co-COO, said, “Over the past several quarters, we have been operating in the midst of a slowdown in the seismic data acquisition industry as oil and gas companies have been reducing exploration spending and are increasingly focused on improving capital returns and cash flow generation as a way to deal with a major decline in oil prices.

“There are pockets of opportunity, with potential prospects in Alaska, Europe, North Africa, the Middle East, the Pacific Rim and Latin America, as well as a recent uptick in inquiries for the rental of marine equipment. Nevertheless, we currently expect the soft seismic market to continue and our fiscal 2016 revenues to be lower than that of fiscal 2015.

“We estimate that we continued to generate free cash flow during the fourth quarter. During the quarter, we reduced our outstanding indebtedness by $8.3 million and subsequent to January 31, 2015, reduced debt by another $1.8 million giving us more than $33 million of additional liquidity available under our revolving credit agreements. We believe we are comfortably in compliance with all the provisions of our credit agreements and expect to remain so during fiscal 2016.

“We have considerable experience navigating these industry cycles and our strong balance sheet provides stability and flexibility. We believe we are well positioned to make the most of any opportunities that may occur in this environment.”

These preliminary results could differ materially from the final results that will be reported on or about April 7, 2015 for fourth quarter fiscal 2015. The expected results presented in this release are preliminary and unaudited, have not been reviewed by our independent registered public accountants, and are subject to regular closing processes that could result in significant adjustments.

CONFERENCE CALL

The Company has scheduled a conference call for Tuesday, March 10, 2015 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss the preliminary fiscal 2015 fourth quarter results. To access the call, please dial (201) 689-8349 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging onto the site and clicking “Investor Relations.” A telephonic replay of the conference call will be available through March 24, 2015 and may be accessed by calling (201) 612-7415 and using pass code 13603829#. A webcast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard ? Lascar Associates (713) 529-6600 or email dwashburn@dennardlascar.com.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; Budapest, Hungary; Lima, Peru; Bogota, Colombia and the United Kingdom, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry. Through its Seamap business, Mitcham designs, manufactures and sells specialized seismic marine equipment.

Certain statements and information in this press release concerning results for the quarter ended January 31, 2015 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release that are “forward-looking” include without limitation Mitcham Industries’ preliminary estimates of revenues and earnings for the fourth quarter of fiscal 2015. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.
For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publically update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise. Further, we have not yet completed closing procedures for the fourth quarter of fiscal 2015, and our independent registered public accounting firm has not yet reviewed the results. Accordingly, these preliminary results are subject to change pending finalization, and actual results could differ materially as we finalize such results.

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